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EXHIBIT 11.0
MOTO PHOTO INC. AND SUBSIDIARIES
COMPUTATION OF PER SHARE EARNINGS
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                                 THREE MONTHS THREE MONTHS  SIX MONTHS   SIX MONTHS
                                    ENDED        ENDED         ENDED        ENDED
                                  30-JUNE-98   30-JUNE-97   30-JUNE-98   30-JUNE-97



Numerator:
 Net income                     $   395,848  $   528,590  $   194,210  $   401,657
 Preferred stock dividend           (68,904)     (70,964)    (138,328)    (142,434)
  requirement
 Numerator for basic earnings
  per share-- income available
  to common shareholders            326,944      457,626       55,882      259,223

 Effect of dilutive securities:         -            -             -            -

 Numerator for diluted earnings
  per share-- income available
  to common stockholders after
  assumed conversions           $   326,944  $   457,626  $    55,882  $   259,223



Denominator:
 Denominator for basic earnings
  per share-- weighted average
  shares outstanding              7,809,581    7,791,832    7,807,074     ,789,869

 Effect of dilutive securities:
  Employee stock options
 Dilutive potential common shares   122,939       64,443      188,405       62,035
  Denominator for diluted
   earnings per share-- adjusted
   weighted average shares and
   assumed conversions            7,932,520    7,856,275    7,995,479    7,851,904


Basic earnings per share        $      0.04  $      0.06  $      0.01  $      0.03



Diluted earnings per share      $      0.04  $      0.06  $      0.01  $      0.03


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